EXHIBIT 99.1

Financial Contacts:
Michael J. Casey
Chief Financial Officer
MAPICS, Inc.
(678) 319-8359
mike.casey@mapics.com

MAPICS TO REVISE TIMING OF REVENUE RECOGNITION
FOR CERTAIN PRODUCTS

ACCOUNTING REVISION WILL DELAY REPORT
OF THIRD FISCAL QUARTER RESULTS

ATLANTA (July 30, 2002)—MAPICS, Inc. (Nasdaq/NM: MAPX) today announced that it will revise its accounting practice and restate its results to record the initial license fees and associated expenses for certain software offerings over a longer period, generally 12 months. This revision will necessitate a delay in the reporting of results for the Company’s third fiscal quarter ended June 30, 2002 to allow for a corresponding restatement of certain license revenues and associated expenses starting with the Company’s fiscal 2000 third quarter ended June 30, 2000.

The Company said that because the restatement involves only the timing of when certain license revenues and related expenses are recognized, the revised results will include reduced revenues and earnings in some periods but increased amounts in others. The total revenues to be ultimately recognized from sales of its software during these periods will be unchanged, and the most significant impact of the restatement will be on the four quarters starting with the third quarter of fiscal 2000. The Company said that it expects to announce its third fiscal quarter results on August 15, 2002 and conduct its regular quarterly investor conference call at that time.

Dick Cook, president and chief executive officer, stated, “This revision in our accounting practice for ERP for i-Series initial license fee revenue will conform to accounting principles that require us to generally record this revenue ratably over a 12 month period rather than upon delivery as we have done since 1993. This will give us greater predictability of results and minimize the impact of transactions taken at the end of a quarter on quarterly results. The periodic fee we charge for support services and the right to use the i-Series software will continue to be recognized ratably over the annual term that it covers.”

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MAPICS To Change Revenue Recognition Practices

July 30, 2002

“We want to emphasize that the revision does not involve the modification or loss of any customer agreements previously reported, and there are no allegations of accounting improprieties or fraud. Moreover, it will not affect our cash position that totaled $22.8 million at the end of the third fiscal quarter with only $4.0 million in debt. We do not expect this accounting revision to affect our marketing operations, professional services, customer support activities or ongoing product development programs in any way.”

Cook added, “The aggregate dollar value of license agreements MAPICS signed in the third fiscal quarter was 15% higher than in the second fiscal quarter, and we are encouraged about the general trends in our business. Although manufacturers largely remain hesitant to make capital investments because of the general economic conditions, we are benefiting from our consistent focus on serving world-class manufacturers. We believe that we are building a solid base for MAPICS that we can exploit with any broad improvement in capital spending.”

MAPICS said that it is restating based on its recent analysis of the Company’s contracts and accounting principles. MAPICS will revise its revenue recognition practices based on an AICPA Technical Practice Aid (TPA 5100.53) relating to short-term, time-based licenses that was first issued in May 2000. MAPICS will apply the revision prospectively effective June 2000, the earliest applicable date.

About MAPICS

Headquartered in Alpharetta, Georgia, and with offices around the globe, MAPICS delivers extended enterprise applications. These solutions enable mid-market manufacturers around the world to compete better by streamlining their business processes, maximizing organizational resources and extending their enterprise beyond the four walls for secure collaboration with their value chain partners. MAPICS’ solutions include two enterprise resource planning (ERP) foundations, plus supply chain management, collaborative commerce and maintenance and calibration management functionality. Serving thousands of customers in more than 70 countries, MAPICS is one of the most widely used mid-market manufacturing solutions in the world. Some of MAPICS’ customers include: Anaren Microwave, Inc., Ashley Furniture Industries, Inc., Bayer Corporation, Dirona SP, Dukane Corp., Goodrich Corporation, Hartzell Propeller, Inc., Honda Motor Co., Ltd., Glaxo SmithKline, Volvo Corp., and YORK International Corporation. For more information visit www.mapics.com.

Statements in this press release or otherwise attributable to the Company regarding the Company’s business which are not historical facts, including those regarding the expected results from its analysis and restatement are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “will,” “predictability,” “minimize,” “continue,” “expect,” “benefiting,” “encouraged,” “believe,” “effect” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of performance or results and are inherently subject to risks and uncertainties, none of which can be predicted or anticipated. Many factors could cause the Company’s actual results to differ materially from those expressed in the forward-looking statements made by or on behalf of the Company including, without limitation, changes in

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MAPICS To Change Revenue Recognition Practices

July 30, 2002

accounting guidance, changes in or new interpretations by relevant authorities, our ability to properly complete the work for the restatement, changes in our licensing methodologies, changes in our operating results, the effect of fluctuations in the economy and other risks detailed in the Company’s Annual Report on Form 10K and other filings with the SEC. The Company undertakes no obligation to revise or publicly update these forward-looking statements, whether as a result of new information or otherwise.

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